EXHIBIT 2

                      AGREEMENT TO SETTLE AND MERGER PLAN
                      -----------------------------------


     THIS AGREEMENT TO SETTLE AND MERGER PLAN, dated September 11, 2000, is by and among DUKENET COMMUNICATIONS, INC., a North Carolina corporation ("DukeNet"), CARONET, INC., a North Carolina corporation that is also domesticated in Virginia (formerly known as Interpath Communications, Inc. "Caronet"), BELLSOUTH PERSONAL COMMUNICATIONS, INC., a Delaware corporation ("BellSouth PCS"), BELLSOUTH CORPORATION, a Georgia corporation ("BellSouth") and BELLSOUTH CAROLINAS PCS, L.P., a Delaware limited partnership (the "Partnership").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS:

     A. The Partnership was formed pursuant to the Limited Partnership Agreement dated as of December 8, 1994 (as amended, the "Partnership Agreement"), for the purpose of providing personal communications services in North Carolina, South Carolina and Northeast Georgia.

     B. BellSouth PCS is the sole general partner of the Partnership. DukeNet is a limited partner of the Partnership and holds a 20% limited partnership interest in the Partnership. Caronet is a limited partner of the Partnership and holds a 10% limited partnership interest in the Partnership. The remaining Limited Partners of the Partnership are various Rural Telcos and Cooke Inlet PCS, Inc., a Delaware corporation.

     C. BellSouth is, directly or indirectly, the sole parent corporation of BellSouth PCS.

     D. On July 27, 2000, DukeNet, individually and derivatively as a limited partner on behalf of the Partnership, filed a lawsuit (the "Court Action") against BellSouth, BellSouth PCS, and the Partnership in the Superior Court of Mecklenburg County, North Carolina. The Court Action was filed as Civil Action No. 00-CVS-11053 in the Superior Court. The Court Action has been removed to the United States District Court for the Western District of North Carolina and is filed in the District Court as Civil Action No. 3:00 CV 384 MU. In the Court Action, DukeNet has requested a preliminary injunction that would prohibit BellSouth from causing or allowing BellSouth PCS or its successors to be contributed to, participate in, or be a party to the proposed nationwide cellular joint venture with SBC Communications Inc. ("Newco").

     E. On July 27, 2000, DukeNet also filed a Notice of Arbitration against BellSouth PCS and the Partnership before the Center for Public Resources (the "Arbitration"). In the Arbitration, DukeNet sought damages and other relief in connection with creation of Newco.

     F. As a Limited Partner of the Partnership, Caronet may have claims against BellSouth, BellSouth PCS, and the Partnership that are the same as, or similar to, those claims asserted by DukeNet in the Court Action and the Arbitration.

     G. To resolve the matters complained of in the Court Action and the Arbitration, BellSouth, BellSouth PCS, DukeNet, the Partnership and Caronet have agreed to enter into this Agreement and an Agreement and Plan of Merger in the form of Annex 1 hereto (the "Merger Plan"), pursuant to which the Partnership would merge into BellSouth PCS or its designee (the "Merger"). In the Merger, each of DukeNet, Caronet and the other Limited Partners of the Partnership would receive cash in an amount equal to the product of $2 billion and the Equity Interest held by each such Limited Partner.

     H. If the Merger cannot be completed as contemplated herein and in the Merger Plan on or before October 15, 2000, then each of DukeNet, Caronet and the other Limited Partners of the Partnership will have the right to require BellSouth PCS to acquire its Equity Interests for cash in an amount equal to the product of $1.75 billion and the Equity Interest held by each such Limited Partners.

     I. In order to allow sufficient time for completion of the Merger or the purchase of such Equity Interests, the parties hereto have agreed to stay proceedings in the Court Action and the Arbitration and seek approval to dismiss the Court Action, on the terms and subject to the conditions set forth in this Agreement. Upon the earlier of completion of the Merger or completion of the purchase of DukeNet's Equity Interest, DukeNet will dismiss the Court Action and Arbitration and execute a mutual release in the form of Annex 3 hereto (the "Release")

     J. To set forth their understandings with respect to such settlement, Merger, and related actions, the parties have entered into this Agreement to Settle and Merger Plan.

                                  AGREEMENTS:
                                  ----------

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

     1.1  Definitions.
          -----------

     (a) Particular Terms.  For all purposes of this Agreement, the following
         ----------------
terms shall have the following meanings (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

     "Affiliate" of any Person means any other Person that directly or indirectly controls, or is controlled by, or is under a common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Newco shall be deemed to be an Affiliate of BellSouth and BellSouth PCS.

     "Agreement" means this Agreement to Settle and Merger Plan, as amended, modified, or supplemented from time to time.

     "Anniversary Date" means October 15, 2001.

     "Applicable Law" means all applicable federal, state, local, municipal, foreign or other administrative orders, constitutions, laws, ordinances, principles of common law, regulations, statutes and treaties.

     "Arbitration" has the meaning set forth in clause E of the recitals of this Agreement.

     "BellSouth" means BellSouth Corporation, a Georgia corporation, and its successors and assigns.

     "BellSouth Board Approval" means the approval by the Board of Directors of BellSouth of this Agreement and the Merger.

     "BellSouth Defense Undertaking" has the meaning set forth in Section 8.4(a)(ii).

     "BellSouth Full Indemnification" has the meaning set forth in Section 2.4(a)(v).

     "BellSouth PCS" means BellSouth Personal Communications, Inc., a Delaware corporation, and its successors and assigns. BellSouth PCS is the General Partner of the Partnership.

     "Business Day" means any day in which banks are open for business in Atlanta, Georgia.

     "Call Notice" has the meaning set forth in Section 3.5.

     "Call Right" has the meaning set forth in Section 3.5.

     "Caronet" has the meaning set forth in the introductory paragraph of this Agreement.

     "Caronet Pledge Agreement" has the meaning set forth in Section 5.2.

     "Challenging Litigation" means any suit, action, or proceeding, including any arbitration proceeding, that has been instituted by any Governmental Authority or any other Person (i) that seeks to restrain or prohibit the consummation of the Merger or to obtain from BellSouth PCS, BellSouth, DukeNet or Caronet, any damages that are material in relation to the business, properties, and assets of BellSouth PCS or the Partnership, or (ii) seeks to prohibit BellSouth PCS from effectively controlling in any material respect the business or operations of the Partnership.

     "Court Action" has the meaning set forth in clause D of the recitals of this Agreement.

     "CP&L" means CP&L Energy, Inc., a North Carolina corporation.

     "CP&L Board Approval" means the approval by the Board of Directors of CP&L of this Agreement and the Merger.

     "Credit Agreement" means the Credit Agreement dated as of April 30, 1998 among the Partnership, Bank of America, N.A. and the other Agents and Lenders named herein.

     "Delaware Limited Partnership Act" means the Delaware Revised Uniform Limited Liability Partnership Act, DEL. CODE ANN. tit. 6, (S) 17-101 - (S) 17-1111, as amended.

     "Defending Group" means, at the election of DukeNet and Caronet, any of the following: (i) DukeNet individually, (ii) Caronet individually, or (iii) DukeNet and Caronet, jointly and severally.

     "Defense Undertaking" means an undertaking, substantially in the form of Annex 4 hereto, pursuant to which the Defending Group will have undertaken the conduct and agreed to bear the expenses related to the defense of any Challenging Litigation, which undertaking will be terminable at any time by the Defending Group by written notice to BellSouth PCS.

     "DukeNet" has the meaning set forth in the introductory paragraph of this Agreement.

     "DukeNet Pledge Agreement" has the meaning set forth in Section 4.2.

     "Equal Contribution Agreement" means a contribution agreement between the Defending Group, on the one hand, and BellSouth PCS and BellSouth, on the other hand, pursuant to which the parties agree to contribute equally (50% for the Defending Group, on the one hand, and 50% for BellSouth PCS and BellSouth, on the other hand) to any damages and expenses incurred by any of them in respect of a Challenging Litigation, and containing such terms and conditions as the Defending Group and BellSouth PCS may agree.

     "Equity Interest" has the meaning assigned to such term in the Partnership Agreement, and as set forth on Annex 2 hereto.

     "Exercising Limited Partner" has the meaning set forth in Section 3.1.

     "Final Permanent Merger Injunction" means a judgment, injunction, order, or decree of any court of competent jurisdiction that permanently enjoins or prohibits BellSouth, BellSouth PCS, or the Partnership from consummating the Merger, which judgment, injunction, order, or decree has become final and subject to no further appeals.

     "Final Permanent Purchase Injunction" means a judgment, injunction, order, or decree of any court of competent jurisdiction that permanently enjoins or prohibits BellSouth PCS and the applicable Exercising Limited Partner from consummating a Put Right Purchase, which such judgment, injunction, order, or decree has become final and subject to no further appeals.

     "Full Indemnification" means an undertaking, substantially in the form of Annex 5 hereto, pursuant to which the Defending Group agrees to indemnify BellSouth PCS and its Affiliates from any and all damages and expenses that may be incurred by BellSouth PCS and its Affiliates arising out of any Challenging Litigation, which undertaking is terminable only with the consent of the Indemnified Partners.

     "General Partner" has the meaning assigned to such term in the Partnership Agreement.

     "Governmental Authority" means any governmental, regulatory or administrative authority, agency or body, federal, state or local.

     "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Limited Partner" has the meaning assigned to such term in the Partnership Agreement.

     "Merger" has the meaning set forth in clause G in the recitals of this Agreement.

     "Merger Closing" has the meaning set forth in Section 2.1.

     "Merger Closing Date" has the meaning set forth in Section 2.1.

     "Merger Consideration" means cash, in immediately available funds, payable to each Limited Partner, in an amount equal to the product of (i) Two Billion Dollars ($2,000,000,000) and (ii) the percentage Equity Interest of each such Limited Partner.

     "Merger Plan" has the meaning set forth in clause G in the recitals of this Agreement.

     "Merger Effective Date" has the meaning set forth in Merger Plan.

     "Merger Effective Time" has the meaning set forth in Merger Plan.

     "Newco" has the meaning set forth in clause D in the recitals of this Agreement.

     "Newco Contribution Injunction" means any injunction, restraining order, or similar order, whether preliminary, temporary, or permanent, that prohibits or prevents BellSouth or BellSouth PCS, or both of them, or any of their Affiliates, from directly or indirectly contributing BellSouth PCS to Newco.

     "Partnership" has the meaning set forth in the introductory paragraph of this Agreement.

     "Partnership Agreement" has the meaning set forth in the clause A in the recitals of this Agreement, and includes any amendment, modification or supplement thereof.

     "Person" means any individual or entity, including without limitation, any corporation, partnership, limited partnership, limited liability company, business trust or association.

     "Put Notice" has the meaning set forth in Section 3.1.

     "Put Right" has the meaning set forth in Section 3.1.

     "Put Right Purchase" means the purchase by BellSouth PCS of the Equity Interest of an Exercising Limited Partner, following the exercise of such Limited Partner's Put Right.

     "Put Right Purchase Closing" has the meaning set forth in Section 3.2.

     "Put Right Purchase Closing Date" has the meaning set forth in Section 3.2.

     "Release" has the meaning set forth in clause I in the recitals of this Agreement.

     "Required Lender Consent" means the consent of Bank of America, N.A. under the terms of the Credit Agreement.

     "Right of First Refusal" means the rights of the Partnership and the Limited Partners set forth in Section 10.4 of the Partnership Agreement.

     "Rural Telcos" has the meaning set forth in the Partnership Agreement.

     "Subsidiary" of any Person means any other Person that is controlled by such Person. "Control" for this purpose has the meaning set forth in the definition of Affiliate.

     "Written Consent" has the meaning set forth in Section 7.2.

     (b)  Other Definitions.  In addition to the foregoing defined terms, and
          -----------------
except as the context plainly requires otherwise, capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Partnership Agreement.

     1.2  References.  Any term defined by reference to an agreement, instrument
          ----------
or other document shall have the meaning so assigned to it whether or not such agreement, instrument or other document is in effect. Unless a clear contrary intention appears: (i) references in this Agreement to articles, sections, subsections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement; (ii) the use of the word "hereof," "herein," "hereunder," "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular subdivision thereof; (iii) any reference to the date hereof shall be to the date as to which this Agreement was made, as first above written; (iv) references to any "party" or to the "parties" mean collectively all of the parties to this Agreement, or singularly any one of them; (v) references to "including" also means "including, without limitation" and (vi) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

                                  ARTICLE II

                                  THE MERGER

     2.1  Merger; Time and Place of Closing.  Upon the terms and subject to the
          ---------------------------------
conditions set forth in this Agreement and the Merger Plan, the Partnership will be merged with and into BellSouth PCS or its designee at the Merger Effective Time. The closing of the Merger (the "Merger Closing") will take place
(a) at 10 o'clock a.m., Atlanta, Georgia, time, at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, as promptly as practicable (but no later than the second Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Section
2.4 (other than those conditions that by their nature cannot be satisfied until such closing date, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (it being understood that September 27, 2000 shall be targeted as the closing date of the Merger), or (b) at such other place, time, and date as BellSouth PCS, DukeNet, and Caronet may agree (the date of the Merger Closing being referred to herein as the "Merger Closing Date").

     2.2  Merger Effective Time.  On the Merger Closing Date, the Partnership
          ---------------------
and BellSouth PCS will (a) file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the Delaware Limited Partnership Act and (b) make all other filings and recordings required under the Delaware Limited Partnership Act. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as BellSouth PCS, DukeNet, and Caronet may agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the "Merger Effective Time").

     2.3  Required Vote.  The parties hereto acknowledge and agree that, other
          -------------
than the approval of the Merger by BellSouth PCS, as General Partner of the Partnership, and by Limited Partners that hold a majority of the Voting Interests held by all of the Limited Partners, no vote of the holders of any partnership interest in the Partnership is required to approve this Agreement, the Merger, or the Merger Plan.

     2.4  Conditions Precedent to Merger.
          ------------------------------

     (a)  Conditions to Obligations of BellSouth PCS, DukeNet, and Caronet.  The
          ----------------------------------------------------------------
obligations of BellSouth PCS, DukeNet, and Caronet to consummate the Merger will be subject to the satisfaction or waiver, on or prior to the Merger Closing Date, of all of the following conditions, each and all of which may be waived by the appropriate party or parties:

          (i)    Receipt of Required Vote.  The General Partner and Limited
                 ------------------------
     Partners holding a majority of the Voting Interests held by all of the Limited Partners will have approved the Merger.

          (ii)   Approval under Applicable Laws.   All consents required under
                 ------------------------------
     Applicable Laws will have been obtained.

          (iii)  Required Lender Consent.  The Required Lender Consent will have
                 -----------------------
     been obtained.

          (iv)   Absence of Injunction.  No temporary restraining order,
                 ---------------------
     preliminary or permanent injunction, or similar order or decree issued by a Governmental Authority or any court of competent jurisdiction will be in effect, if the effect of such order or injunction is to make the Merger illegal or otherwise prohibit consummation of the Merger.

          (v)    Absence of Challenging Litigation.  No Challenging Litigation
                 ---------------------------------
     will have been instituted and not dismissed or discharged; provided,
                                                                --------
     however, that the institution or pendency of Challenging Litigation will
     -------
     not be a condition precedent , if (A) the Defending Group, on the one hand, and BellSouth PCS, on the other hand, enter into the Equal Contribution Agreement, (B) the Defending Group tenders the Full Indemnification to BellSouth PCS, or (C) BellSouth PCS agrees to indemnify DukeNet and Caronet pursuant to the same terms as the Full Indemnification (such indemnification being defined as the "BellSouth Full Indemnification")

     (b)  Additional Conditions to Obligations of BellSouth PCS. The obligations
          -----------------------------------------------------
of BellSouth PCS to consummate the Merger will be subject to the satisfaction or waiver on or prior to the Merger Closing Date of all of the following additional conditions, each and all of which may be waived by BellSouth PCS:

          (i)    Representations and Warranties of DukeNet and Caronet.  Each of
                 -----------------------------------------------------
     the representations and warranties of DukeNet and Caronet set forth in
     Article IV and V of this Agreement will be true and correct in all material respects, in each case when made and as of the Merger Closing Date as though made on and as of the Merger Closing Date.

          (ii)   Performance of Obligations of DukeNet and Caronet.  Each of
                 -------------------------------------------------
     DukeNet and Caronet will have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Merger Closing Date.

          (iii)  BellSouth Board Approval.  The BellSouth Board Approval will
                 ------------------------
     have been obtained.

          (iv)   CP&L Board Approval.  The CP&L Board Approval will have been
                 -------------------
     obtained.

     2.5  Termination of Merger.  The obligations of the parties hereto to
          ---------------------
consummate the Merger may be terminated at any time prior to the Merger Effective Time by:

     (a)  BellSouth PCS, Caronet and DukeNet by mutual written consent;

     (b) either BellSouth PCS, Caronet or DukeNet, if the Merger Effective Time will not have occurred by the close of business on the Anniversary Date; provided, however, that the right to terminate the obligation to consummate the
--------  -------
Merger will not be available to (i) BellSouth PCS, if the failure or refusal of BellSouth or any Affiliate of BellSouth PCS to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger Effective Time to occur on or before the Anniversary Date, or (ii) DukeNet or Caronet, if the failure or refusal of DukeNet, Caronet, or any Affiliate of DukeNet or Caronet has been the cause of, or resulted in, the failure of the Merger Effective Time to occur on or before the Anniversary Date;

     (c) BellSouth PCS, DukeNet, or Caronet at any time if a Final Permanent Merger Injunction has been entered;

     (d) BellSouth PCS, at any time on or after October 15, 2000, if Challenging Litigation is pending and the Defending Group has not (i) tendered the Defense Undertaking, (ii) tendered the Full Indemnification, or (iii) entered into the Equal Contribution Agreement;

     (e) BellSouth PCS, at any time after termination of the Defense Undertaking if Challenging Litigation remains pending;

     (f) BellSouth PCS or DukeNet, if the BellSouth Board Approval has not been obtained on or before September 25, 2000; and

     (g) BellSouth PCS or Caronet, if the CP&L Board Approval has not been obtained on or prior to September 25, 2000.

     2.6  Procedure and Effect of Termination.  In the event any party entitled
          -----------------------------------
to terminate its obligation to consummate the Merger pursuant to Section 2.5 elects to terminate the Merger, the terminating party will give written notice of such termination to all other parties to this Agreement, and the obligations of all parties hereto to consummate the Merger will terminate and become void and have no effect, and the Merger will be abandoned without further action by the parties hereto. Notwithstanding the foregoing, termination of the Merger will not relieve any party from its obligations and liabilities under this Agreement with respect to the Put Rights nor relieve any party of any liability for any breach of this Agreement.

                                  ARTICLE III

                                  PUT RIGHTS

     3.1  Grant of Put Right.  If the Merger has not been effected on or before
          ------------------
October 15, 2000 due to the failure of any of the conditions set forth in
Section 2.4(a), then each Limited Partner that has voted in favor of the Merger, including DukeNet and Caronet, shall have the right to require BellSouth PCS to purchase, acquire, and accept from such Limited Partner all but not less than all of its Equity Interest and Voting Interest (the "Put Right"), for cash in an amount equal to the product of $1.75 billion and the percentage Equity Interest held by such Limited Partner (the "Put Right Purchase Price"); provided, however, that no Limited Partner may exercise the Put Right granted herein if the failure or refusal of such Limited Partner has been the cause of, or resulted in, the failure of the Merger to be effected on or before October 15, 2000. The Put Right shall be exercisable by a Limited Partner until the earliest of: (i) consummation of the Merger; (ii) DukeNet lifting the Stay Order pursuant to Section 8.5 hereof, (iii) the Anniversary Date or (iv) notice by such Limited Partner to BellSouth PCS that it does not intend to exercise its Put Right, which notice, if given, shall be deemed irrevocable. A Limited Partner may exercise the Put Right by delivering to BellSouth PCS written notice (a "Put Notice") that such Limited Partner (an "Exercising Limited Partner") intends to exercise its Put Right. Following receipt of a Put Notice, BellSouth PCS will purchase, acquire, and accept from such Exercising Limited Partner all but not less than all of its Equity Interest and Voting Interest on the terms and subject to the conditions set forth in this Article III. Notwithstanding the foregoing, no Limited Partner shall be granted a Put Right if BellSouth Board Approval has not been obtained on or before September 25, 2000.

     3.2  Time and Place of Closing.  The closing of the Put Right Purchase (the
          -------------------------
"Put Right Purchase Closing") will take place at the offices of Kilpatrick Stockton LLP, Suite

2800, 1100 Peachtree Street, Atlanta, Georgia, as promptly as practicable (but no later than the second Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Section 3.3 (other than those conditions that by their nature cannot be satisfied until the Put Right Purchase Closing Date, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or
(b) at such other place, time, and date as BellSouth PCS and the Exercising Limited Partner may agree (the date of the Put Right Purchase Closing being referred to herein as the "Put Right Purchase Closing Date") at the offices of Kilpatrick Stockton LLP

     3.3  Conditions Precedent to Put Right Purchase.
          ------------------------------------------

     (a)  Conditions to the Obligations of BellSouth PCS and the Exercising
          -----------------------------------------------------------------
Limited Partner.  The obligations of BellSouth PCS and the applicable Exercising
---------------
Limited Partner to consummate the Put Right Purchase will be subject to the satisfaction or waiver, on or prior to the Put Right Purchase Closing Date, of all of the following conditions, each and all of which may be waived by the appropriate party or parties:

          (i)    Approval under Applicable Law.  All consents required under
                 -----------------------------
     Applicable Law will have been obtained.

          (ii)   Absence of Injunction.  No temporary restraining order,
                 ---------------------
     preliminary or permanent injunction, or similar order issued by a court or a Governmental Authority of competent jurisdiction will be in effect if the effect of such order or injunction is to make the Put Right Purchase illegal or otherwise prohibit consummation of the Put Right Purchase.

          (iii)  Right of First Refusal.  No other Limited Partner will have
                 ----------------------
     exercised its Right of First Refusal in respect of the Equity Interest to be transferred by the Exercising Limited Partner.

          (iv)   Required Lender Consent.  The Required Lender Consent shall
                 -----------------------
     have been obtained.

     (b)  Additional Conditions to Obligations of BellSouth PCS.  The
          -----------------------------------------------------
obligations of BellSouth PCS to consummate the Put Right Purchase with DukeNet and Caronet, respectively, will be subject to the satisfaction on or prior to the Put Right Purchase Closing Date by DukeNet in respect of DukeNet's Put Right Purchase and by Caronet in respect of Caronet's Put Right Purchase of the all of the following additional conditions, each and all of which may be waived by BellSouth PCS:

          (i)    Representations and Warranties of Limited Partner.  Each of the
                 -------------------------------------------------
     representations and warranties of DukeNet or Caronet, set forth in Articles IV and V, respectively of this Agreement will be true and correct in all material respects, in each case when made and as of the Put Right Purchase Closing Date as though made on and as of the Put Right Purchase Closing Date.

          (ii)   Performance of Obligations of Exercising Limited Partner.
                 --------------------------------------------------------
     DukeNet or Caronet will have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Put Right Purchase Closing Date.

          (iii)  Compliance with Partnership Agreement.  DukeNet or Caronet, as
                 -------------------------------------
     a Seller within the meaning of Section 10.4 of the Partnership Agreement, will have complied with the provisions of such section with respect to the Right of First Refusal and will have certified to BellSouth PCS that it is free to assign its Equity Interest to BellSouth PCS in accordance with
     Section 10.4(c) of the Partnership Agreement (it being agreed by BellSouth PCS and each of DukeNet and Caronet that this Agreement will constitute an Outside Offer as defined in the Section 10.4 of the Partnership upon the giving of a Put Notice).

          (iv)   Expiration of Put Notice.  Three (3) Business Days will have
                 ------------------------
     elapsed since the date of the Put Notice.

          (v)    Assignment.  The Exercising Limited Partner will have executed
                 ----------
     and delivered to BellSouth PCS an Assignment of Limited Partnership Interest with respect to its entire Equity Interest and Voting Interest, substantially in the form of Annex 6 hereto.

     3.4  Put Right Purchase Termination.  The obligations of the parties hereto
          ------------------------------
to consummate the Put Right Purchase with respect to any Exercising Limited Partner shall be terminated automatically, without any further action of any of the parties at any time prior to the Put Right Purchase Closing Date for such Exercising Limited Partner upon the occurrence of any of the following:

     (a) By mutual written consent of BellSouth PCS and the Exercising Limited Partner;

     (b) The Exercising Limited Partner has not timely given the Put Notice in accordance with Section 3.1;

     (c) A Final Permanent Purchase Injunction has been entered in respect of such Exercising Limited Partner's Put Right Purchase; or

     (d) One or more Limited Partners have completed the purchase of the applicable Exercising Limited Partner's Equity Interest pursuant to the Right of First Refusal.

     3.5  BellSouth Call Option.  DukeNet and Caronet hereby grant to BellSouth
          ---------------------
PCS or its designee the right to purchase (the "Call Right"), all but not less than all, of the Equity Interests and Voting Interests of DukeNet and Caronet for cash in an amount equal to the Merger Consideration that would have been payable with respect to such respective Equity Interests. BellSouth PCS may exercise the Call Right at any time after October 15, 2000, if the Merger Effective Time has not occurred by such date. The Call Right shall be exercisable until the earliest of: (i) consummation of the Merger, (ii) 10 days after DukeNet lifts the Stay Order pursuant to Section 8.5 hereof or (iii) 10 days after the Anniversary Date. BellSouth PCS or its designee may exercise the Call Right by delivering to each of DukeNet and Caronet written notice (a "Call Notice") that BellSouth PCS intends to exercise the Call Right. Following receipt of a Call Notice, DukeNet and Caronet will sell and assign all but not less than of their respective Equity Interests and Voting Interests on the terms and subject to the conditions (other than price) set forth in this Article III as if the sale and purchase were being effected pursuant to the Put Right.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF DUKENET

     DukeNet hereby warrants and represents to BellSouth PCS that:

     4.1  Authority.  DukeNet has full corporate power and authority to enter
          ---------
into and perform its obligations under this Agreement and to consummate the transactions contemplated to be consummated by it hereby. The execution and delivery of, and the performance of, this Agreement by DukeNet have been duly authorized by all requisite corporate and other action on the part of DukeNet. This Agreement has been duly and validly executed and delivered by DukeNet and constitutes the legal, valid and binding obligation of DukeNet, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

     4.2  Ownership of Interests.  DukeNet has good and valid title to the
          ----------------------
DukeNet Equity Interest, free and clear of any lien, mortgage, claim, charge, security interest or encumbrance, except for the pledge of its interest pursuant to the Pledge Agreement (the "DukeNet Pledge Agreement") executed and delivered in connection with the Credit Agreement.

     4.3  No Violation; Consents.  Neither DukeNet's execution and delivery of
          ----------------------
nor DukeNet's performance of its obligations under this Agreement, nor DukeNet's consummation of the transactions contemplated to be consummated by it hereby,
(i) will, except for the DukeNet Pledge Agreement (but only so long as Required Lender Consent is not obtained), conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with or without the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease, note, or other contract, agreement or instrument to which DukeNet is a party or pursuant to which its assets or properties are bound, (ii) will conflict with any provision of DukeNet's articles of incorporation or bylaws, or
(iii) will violate any Applicable Law or any order, writ, judgment, decree, stipulation or consent of or with Governmental Authority having jurisdiction. Except for any approval under the Hart-Scott Act, to the extent necessary, and the Required Lender

Consent, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority or other Person is required to be obtained by DukeNet in connection with the execution and delivery of this Agreement by DukeNet or the consummation of the transactions contemplated to be consummated by it hereby.

     4.4  No Broker.  DukeNet has neither retained any broker or finder, nor has
          ---------
any broker or finder acted on behalf of DukeNet in connection with this Agreement or the transactions contemplated hereby. DukeNet will be responsible for the fees and expenses of Merrill Lynch in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF CARONET

     Caronet hereby warrants and represents to BellSouth PCS that:

     5.1  Authority.  Caronet has full corporate power and authority to enter
          ---------
into and perform its obligations under this Agreement and to consummate the transactions contemplated to be consummated by it hereby. Subject to the CP&L Board Approval, the execution and delivery of, and the performance of, this Agreement by Caronet has been duly authorized by all requisite corporate and other action on the part of Caronet. This Agreement has been duly and validly executed and delivered by Caronet and, upon receipt of the CP&L Board Approval will constitute the legal, valid and binding obligation of Caronet, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

     5.2  Ownership of Interests.  Caronet has good and valid title to the
          ----------------------
Caronet Equity Interest, free and clear of any lien, mortgage, claim, charge, security interest or encumbrance except for the pledge of its interest pursuant to the Pledge Agreement (the "Caronet Pledge Agreement") executed and delivered in connection with the Credit Agreement.

     5.3  No Violation; Consents.  Neither Caronet's execution and delivery of
          ----------------------
nor Caronet's performance of its obligations under this Agreement, nor Caronet's consummation of the transactions contemplated to be consummated by it hereby,
(i) will, except for the Caronet Pledge Agreement (but only so long as Required Lender Consent is not obtained), conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with or without the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease, note, or other contract, agreement or instrument to which Caronet is a party or pursuant to which its assets or properties are bound, (ii) will conflict with any provision of Caronet's articles of incorporation or bylaws, or
(iii) will violate any Applicable Law or any order, writ, judgment, decree, stipulation or consent of or with Governmental Authority having jurisdiction. Except for any approval under the Hart-Scott Act, to the extent necessary, and the Required Lender Consent, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority or other Person is required to be obtained by Caronet in connection with the execution and delivery of this Agreement by Caronet or the consummation of the transactions contemplated to be consummated by it hereby.

     5.4  No Broker.  Caronet has neither retained any broker or finder, nor has
          ---------
any broker or finder acted on behalf of Caronet in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VI

       REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS OF BELLSOUTH PCS

     BellSouth PCS hereby represents, warrants and covenants to DukeNet and Caronet as follows:

     6.1  Authority.  BellSouth PCS has full corporate power and authority to
          ---------
enter into and perform its obligations under this Agreement and to consummate the transactions contemplated to be consummated by it hereby. Subject to the BellSouth Board Approval, the execution and delivery of, and the performance of, this Agreement by BellSouth PCS has been duly authorized by all requisite corporate and other action on the part of BellSouth PCS. This Agreement has been duly and validly executed and delivered by BellSouth PCS and, upon receipt of the BellSouth Board Approval, will constitute the legal, valid and binding obligation of BellSouth PCS, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

     6.2  No Violation; Consents.  Subject to obtaining the Required Lender
          ----------------------
Consent, neither BellSouth PCS's execution and delivery of nor BellSouth PCS's performance of its obligations under this Agreement, nor BellSouth PCS's consummation of the transactions contemplated to be consummated by it hereby, will (i) conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with or without the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease, note, or other contract, agreement or instrument to which BellSouth PCS is a party or pursuant to which its assets or properties are bound, (ii) conflict with any provision of BellSouth PCS's certificate of incorporation or bylaws, or (iii) violate any Applicable Law or any order, writ, judgment, decree, stipulation or consent of or with Governmental Authority having jurisdiction. Except for any approval under the Hart-Scott Act, to the extent necessary, and the Required Lender Consent, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority or other Person is required to be obtained by BellSouth PCS or the Partnership in connection with the execution and delivery of this Agreement by BellSouth PCS or the consummation of the transactions contemplated to be consummated by BellSouth PCS or the Partnership hereby.

     6.3  No Broker.  BellSouth PCS has neither retained any broker or finder,
          ---------
nor has any broker or finder acted on behalf of BellSouth PCS in connection with this Agreement or the transactions contemplated hereby. BellSouth PCS will be responsible for the fees and expenses of Lehman Brothers in connection with this Agreement and the transactions contemplated hereby.

     6.4  Securities Compliance.  BellSouth acknowledges that the Equity
          ---------------------
Interests to be transferred and delivered pursuant to the Put Rights granted pursuant to Article III of this Agreement will not be registered under any applicable state or federal securities or "blue sky" laws in reliance upon the exemptions contained therein and in any applicable rules and regulations promulgated thereunder. The Equity Interests to be transferred and delivered to BellSouth will be, when transferred and delivered, acquired by BellSouth for its own account and not with a view to the distribution thereof, and BellSouth acknowledges that there exist certain restrictions to the transfer of such Equity Interests in accordance with such laws.

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES

     7.1  Filings, Notices, Other Actions.
          -------------------------------

     (a) Each of the parties hereto will use (and will cause their respective Subsidiaries, officers and directors, and will use commercially reasonable efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective commercially reasonable efforts as soon as practicable to take or cause to be taken all action (including, without limitation, by not exercising any Rights of First Refusal in respect of the other Limited Partners transfer to BellSouth PCS pursuant to the exercise of a Put Right), and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and any Applicable Law to consummate and make effective the Merger, or after the exercise of a Put Right or the Call Right, to consummate the applicable purchase with respect thereto, and any other action or transaction contemplated by this Agreement, including (i) preparing and filing all documentation and other information to effect all necessary notices, reports, applications, filings, and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Merger, or applicable purchase, with respect to the Put Right or the Call Right, as applicable and any other transaction contemplated by this Agreement, including without limitation all of the foregoing with respect to the Hart-Scott Act, any approval required under Applicable Laws, and the Required Lender Consent; (ii) providing all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; and (iii) avoiding the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination (including any Challenging Litigation) that would, in whole or in part, restrain, prevent or delay the consummation of the Merger, after the exercise of a Put Right or the Call Right, the applicable purchase with respect thereto, or any other transaction contemplated by this Agreement.

     (b) Subject to Applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult the other parties on, all the information relating to the Partnership, BellSouth PCS, DukeNet, or Caronet, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other Person in connection with the Merger, after the exercise of a Put Right the applicable Put Right Purchase, and any other transaction contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto will act reasonably and as promptly as is practicable.

     (c) The parties hereto will keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Subsidiaries or Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

     7.2  Agreement to Vote for Merger.  Each of BellSouth PCS, DukeNet and
          ----------------------------
Caronet will as promptly as practicable (i) cause its Voting Representative on the Executive Committee to vote in favor of the Merger, subject to the fulfillment of the conditions set forth in Section 2.4, and to recommend the Merger to the Limited Partners for their approval, (ii) vote against any abandonment of the Merger, and against any amendment or modification of the Merger Plan, except as specifically permitted under this Agreement, and (iii) subject to the fulfillment of the conditions set forth in Section 2.4, vote its Voting Interest in favor of the Merger, by executing a written consent of the General Partner and Limited Partners of the Partnership in accordance with the Delaware Limited Partnership Act (the "Written Consent").

     7.3  Vote of Limited Partners.  The approval of Limited Partners with
          ------------------------
respect to the Merger and the Merger Plan will be given pursuant to the execution of the Written Consent by Limited Partners holding a majority of the Voting Interests held by all the Limited Partners. The parties agree that no meeting of the Limited Partners will be called (or is required to be called or held under the Delaware Limited Partnership Act) with respect to the approval of the Merger, the Merger Plan or any other transaction contemplated hereby. Following the receipt of the approval of the Executive Committee referred to in
Section 7.2, BellSouth PCS, as General Partner, will take all action necessary pursuant to the Delaware Limited Partnership Act and the Partnership Agreement to cause the Written Consent approving the Merger to be mailed as promptly as practicable to the Limited Partners, including information regarding the rights of the Limited Partners with respect to their contractual rights under the Partnership Agreement and Joint Operating Agreement and the grant of a Put Right. The Limited Partners shall be given prior written notice of the date by which their votes are due. Once the Limited Partners have been given notice thereof, BellSouth PCS will not extend such notice period without the written consent of DukeNet and Caronet.

     7.4  BellSouth Board Approval.  BellSouth will submit this Agreement and
          ------------------------
Merger Plan to the BellSouth Board for approval on or before September 25, 2000.

     7.5  CP&L Board Approval.  Caronet will submit this Agreement and the
          -------------------
Merger Plan to the board of directors of CP&L for approval on or before September 25, 2000.

     7.6  Further Assurances.  The parties hereto agree that, from time to time,
          ------------------
whether before, at or after the Merger Closing Date or any Put Right Purchase Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

     7.7  Partition Rights and Related Rights.  BellSouth PCS, DukeNet, and
          -----------------------------------
Caronet agree that nothing in, or in connection with, this Agreement, the Merger, any Put Right Purchase, or any other action or transaction contemplated hereby will affect or limit any partitioning rights or other rights of any Rural Telco under the Joint Operating Agreement. In addition, BellSouth PCS, DukeNet, and Caronet agree to take all such actions, and to instruct their Voting Representatives to take all such actions, as may be necessary to cause the Surviving Corporation, as successor in interest to the Partnership, (i) to assume the Partnership's obligations under the Joint Operating Agreement; (ii) to ensure that all partitioning, deep-discount resale, and spectrum disaggregation rights elected by each Rural Telco pursuant to the Joint Operating Agreement will continue in full force and effect; and (iii) to effect such amendments to the Joint Operating Agreement as may be required in connection with the Merger, including incorporating applicable cross-referenced provisions (such as first-refusal rights with regard to operating assets) from the Partnership Agreement in the Joint Operating Agreement, mutatis mutandis, eliminating references to an Executive Committee and substituting an alternative to such references that is mutually acceptable to BellSouth PCS and the Rural Telcos who have partitioned, and making such other changes as are necessary.

     7.8  Required Lender Consent.  BellSouth PCS shall offer to provide
          -----------------------
substitute collateral to Bank of America, N.A. and the others lenders substantially equivalent to the collateral pledged pursuant to the Credit Agreement in order to obtain a Release of the Pledge of the DukeNet and Caronet Equity Interests.

                                 ARTICLE VIII

  SPECIAL COVENANTS AND AGREEMENTS WITH RESPECT TO COURT ACTION AND ARBITRATION

     8.1  Agreement to Settle.  On the terms and subject to the conditions set
          -------------------
forth in this Agreement, on the earlier to occur of (i) the Merger Effective Time, (ii) the Put Right Purchase Closing with respect to DukeNet or Caronet, and (iii) the closing pursuant to the Call Right, the applicable parties shall execute the Release. The consideration payable under the Release will be the Merger Consideration payable under the Merger Plan, the Put Right Purchase Price payable pursuant to Section 3.1 or the consideration payable under Section 3.5 in respect of the exercise of the Call Right, as appropriate, and each party to this Agreement acknowledges that such consideration is adequate.

     8.2  Court Action.  DukeNet, BellSouth and BellSouth PCS shall cause their
          ------------
attorneys of record in the Court Action: (i) to notify the federal judge before whom the Court Action is pending of this Agreement and request that court to expeditiously determine the remand motion presently pending in the Court Action, (ii) to request the federal court, pursuant to the form attached hereto as Annex 7 (the "Stay Order"), to hold all other motions pending in the Court Action in abeyance and to otherwise stay the Court Action, (iii) if the federal court fails to act on the remand motion presently pending in the Court Action on or before September 15, 2000, the parties will enter into a consent remand order, and once the Court Action has been remanded to the Mecklenberg County Superior Court, to request the State Court, pursuant to an order substantially in the form of Annex 7, to hold all motions pending in the Court Action in abeyance and to otherwise stay the Court Action, and to petition the Mecklenberg County Superior Court for approval to dismiss the Court Action with prejudice as contemplated by this Agreement, if and when the Merger has been effected or the Put Right Purchase has been consummated, and shall give such notice of hearing of that petition to the Limited Partners as may be required by such court, (iv) if the federal court grants the Motion to Remand and remands the Court Action to Mecklenburg County Superior Court, to petition the Mecklenburg County Superior Court for approval to dismiss the Court Action with prejudice as contemplated by this Agreement, if and when the Merger has been effected or the Put Right Purchase has been consummated, and shall give such notice of hearing of that petition to the Limited Partners as may be required by such court, (v) upon obtaining the approval referred to in clauses (iii) and (iv) immediately above, to tender for entry by such court an order in such form as the court may require dismissing the Court Action, if and when the Merger has been effected or the Put Right Purchase has been consummated, and (vi) if the federal court rules upon the remand and determines that the federal court has jurisdiction to decide the Court Action, then the parties will, by stipulation, dismiss the court action with prejudice, if and when the Merger has been effected or the Put Right Purchase has been consummated. DukeNet, BellSouth, BellSouth PCS, and the Partnership shall take no action inconsistent with the stay of the Court Action, as set forth in clause (ii) above, including but not limited to conducting discovery, until such stay is lifted. Except as provided in Section 8.5, DukeNet, BellSouth, BellSouth PCS, and the Partnership shall take no action to attempt to lift such stay; provided, however, that if the conditions set forth in Section 8.5 for lifting of such stay are met, then all parties through counsel will consent to the stay being lifted by the court. In the event that DukeNet's Equity Interest is purchased pursuant to the Call Right, DukeNet will dismiss its individual claims in the Court Action with prejudice and will dismiss its derivative claims in the Court Action with prejudice with permission of the court and after such notice to other Limited Partners as the court may require. If the court will not allow the dismissal of the derivative claims with prejudice, DukeNet will dismiss such claims without prejudice.

     8.3  Agreement to Stay Arbitration Proceeding.  On the date hereof, DukeNet
          ----------------------------------------
and BellSouth PCS (and BellSouth if it is then a party to the Arbitration) shall cause their attorneys of record in the Arbitration to sign on their behalf a Stipulation to Stay Proceedings substantially in the form attached as Annex 8 (the "Stay Stipulation") and cause the Stay Stipulation to be filed with the CPR and forwarded to the attention of the arbitration panel governing the Arbitration if one has then been selected. DukeNet, BellSouth and BellSouth PCS shall take no action inconsistent with the stay of the Arbitration effected by the Stay Stipulation, including but not limited to conducting discovery, until such stay is lifted. Except as provided in Section 8.5, DukeNet, BSC and

BellSouth PCS shall take no action to attempt to lift such stay; provided, however, that if the conditions set forth in Section 8.5 for lifting of such stay are met, then all parties through counsel will consent to the stay being lifted.

     8.4  Caronet Further Agreements.
          --------------------------

     (a) Caronet agrees, and agrees to cause its Affiliates, to refrain from bringing any action, suit or proceeding similar to the claims brought by DukeNet in the Court Action and the Arbitration unless and until such time as:

          (i) the close of business on September 25, 2000 if the BellSouth Board Approval has not been obtained on or before such time.

          (ii) October 15, 2000, if Challenging Litigation is pending and the Effective Time of the Merger has not occurred on or before such time and
     (V) Caronet has notified BellSouth PCS in writing that it does not intend to exercise its Put Right, (W) Caronet has not, within the time period required pursuant to Section 3.1, delivered a Put Notice to BellSouth PCS,
     (X) and none of BellSouth PCS, DukeNet and Caronet, as the case may be, have elected to exercise any of the options referred to in Section 2.4(a)(v), (Y) the Defending Group has not tendered the Defense Undertaking and (Z) BellSouth has not provided an undertaking to Caronet on substantially the same terms as the Defense Undertaking (the "BellSouth Defense Undertaking").

          (iii) (X) the termination by the Defending Group of its obligation to provide the defense of Challenging Litigation pursuant to a Defense Undertaking and BellSouth PCS has not provided the BellSouth Defense Undertaking or the BellSouth Full Indemnification or (Y) the expiration of such Defense Undertaking.

          (iv) if the Put Right arises by virtue of a failure of any condition under Section 2.4(a) (other than Section 2.4(a)(v)), upon the earlier of:
     (X) Caronet having notified BellSouth PCS in writing that it will not exercise its Put Right or (Y) Caronet having not, within the time period required pursuant to Section 3.1, delivered a Put Notice to BellSouth PCS.

          (v) September 25, 2000, if the CP&L Board Approval has not been obtained on or before the close of business on such date.

          (vi) (X) the termination by BellSouth PCS of its obligations to provide the defense of Challenging Litigation pursuant to the BellSouth Defense Undertaking, where BellSouth PCS has not exercised the Call Right or (Y) the expiration of such Defense Undertaking.

     Further, Caronet agrees to indemnify and hold BellSouth PCS and BellSouth harmless in the event any Affiliate of Caronet brings any action, suit or proceeding similar to the claims brought by DukeNet in the Court Action and the Arbitration other than as otherwise permitted by this Agreement.

     (b)  Tolling Agreement. Caronet, BellSouth and BellSouth PCS agree that all
          -----------------
statutes of limitation, statutes of repose and all other time-related defenses shall be tolled as of the date of this Agreement with respect of any claims or potential claims that Caronet, individually or derivatively as a limited partner on behalf of the Partnership, could or might have against BellSouth and BellSouth PCS that are based on the same facts and events as the claims described in the Notice of Arbitration (Recital E) and the Court Action. Caronet, BellSouth and BellSouth PCS agree that the tolling period shall terminate on the earlier of October 25, 2001, or the date upon which BellSouth PCS purchases Caronet's Equity Interest pursuant to the Call Right or the Put Right. Neither this provision nor any acts or statements related thereto shall constitute any admission or acknowledgement of liability, nor shall it be used as evidence in any proceeding, except to enforce the terms of this provision. Caronet, BellSouth and BellSouth PCS expressly reserve all rights, claims or defenses that each of them has as of the date of execution of this Agreement, unless such rights, claims or defenses are waived in this Agreement. It is agreed that nothing herein shall be construed as a limitation upon or waiver of any valid claim or defense that Caronet, BellSouth and BellSouth PCS may otherwise have.

     8.5  Lifting of Stay Order.  (a) Upon the occurrence of any one or more of
          ---------------------
the following, DukeNet will have the right, exercisable in DukeNet's sole discretion and with court approval as required, to terminate the stays of the Court Action and Arbitration provided for in Sections 8.2 and 8.3, subject to
Section 8.5(b):

          (i) if the BellSouth Board Approval has not been obtained on or before the close of business on September 25, 2000.

          (ii) if Challenging Litigation is pending and the Effective Time of the Merger has not occurred on or before October 15, 2000 and (V) DukeNet has notified BellSouth PCS in writing that it does not intend to exercise its Put Right, (W) DukeNet has not, within the time period required pursuant to Section 3.1, delivered a Put Notice to BellSouth PCS, (X) none of BellSouth, DukeNet and Caronet, as the case may be, have elected to exercise any of the options referred to in Section 2.4(a)(v), (Y) the Defending Group has not tendered the Defense Undertaking and (Z) BellSouth has not provided the BellSouth Defense Undertaking or the BellSouth Full Indemnity.

          (iii) if the Put Right arises by virtue of a failure of any condition under Section 2.4(a) (other than Section 2.4(a)(v)), upon the earlier of:
     (X) DukeNet having notified BellSouth PCS in writing that it will not exercise its Put Right or (Y) DukeNet having not, within the time period required pursuant to Section 3.1, delivered a Put Notice to BellSouth PCS.

          (iv) (X) if the Defending Group has terminated its obligation to provide the defense of Challenging Litigation pursuant to a Defense Undertaking and BellSouth has not provided the BellSouth Defense Undertaking or the BellSouth Full Indemnification or (Y) the expiration of such Defense Undertaking.

          (v) (X) the termination by BellSouth PCS of its obligations to provide the defense of Challenging Litigation pursuant to the BellSouth Defense Undertaking, where BellSouth PCS has not exercised the Call Right or (Y) the expiration of such Defense Undertaking.

     (b) Notwithstanding the right of DukeNet under Section 8.5(a) to terminate the stays of the Court Action and Arbitration, unless such right arises out of the failure to obtain BellSouth Board Approval under Section 8.5(a)(i), DukeNet will no longer be permitted to pursue its request or demand for a Newco Contribution Injunction and DukeNet will take such actions as are reasonably requested by BellSouth PCS to withdraw and dismiss such request and demand in the Court Action and the Arbitration.

     (c) In the event that DukeNet exercises any of its rights under Section 8.5(a) to terminate the stays of the Court Action or the Arbitration, neither BellSouth, BellSouth PCS, Caronet nor DukeNet by execution of this Agreement shall be deemed to have waived, compromised, or released, or otherwise modified any claim, defense, protection or argument asserted or that could be, or could have been, asserted in either the Court Action or the Arbitration, except as set forth in Section 8.5(b).

     8.6  BellSouth Covenant Regarding Contribution to Newco.  Until the
          --------------------------------------------------
earliest to occur of any one of the following, BellSouth and BellSouth PCS covenant and agree with DukeNet and Caronet that they will not effect the contribution or assignment of BellSouth PCS, directly or indirectly through the contribution or assignment of any other Person, to Newco, or to any successor, assign or Affiliate of Newco, without the prior written consent of DukeNet:

          (i)    the Merger Effective Time;

          (ii) the Put Right Purchase Closing with respect to the DukeNet Equity Interest;

          (iii) three (3) Business Days after the earlier to occur of the following: (X) DukeNet has notified BellSouth PCS in writing that it will not exercise its Put Right or (Y) DukeNet has not, within the time period required pursuant to Section 3.1, delivered a Put Notice to BellSouth PCS;

          (iv) if Challenging Litigation has been instituted, three (3) Business Days after the earliest to occur of the following: (X) October 15, 2000, if the Defending Group has not provided the Defense Undertaking or the Full Indemnification or entered into the Equal Contribution Agreement on or before such date; and (Y) the date upon which the Defending Group provides the Defense Undertaking.

          (v)    provision by BellSouth of the BellSouth Full Indemnity;

          (vi) provision by BellSouth of the BellSouth Defense Undertaking; provided, that BellSouth PCS confirms in writing its agreement to exercise the Call Right upon the earliest to occur of (a) the Anniversary Date, (b) the date upon which BellSouth terminates such Defense Undertaking or (c) a Final Permanent Merger Injunction has been instituted; or

          (vii) the closing in respect of the exercise of the Call Right with respect to the Duke Net Equity Interest.

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Expenses.  Except as otherwise expressly provided in this Agreement,
          --------
each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and financial advisors. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     9.2  Public Announcements.  The parties hereto shall consult with each
          --------------------
other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other parties, except as may be required by law or court order, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

     9.3  Notices.  All notices, consents, waivers and other communications
          -------
under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

               If to BellSouth:

                              BellSouth Personal Communications, Inc.
                              c/o BellSouth Corporation
                              1155 Peachtree Road N.E.
                              Suite 2000
                              Atlanta, Georgia 30309
                              Attention: Vice President-Corporate Development
                              Facsimile: (404) 249-2658
          with a copy to:

                         BellSouth Corporation
                         1155 Peachtree Road N.E.
                         Suite 2000
                         Atlanta, Georgia 30309
                         Attention: General Counsel
                         Facsimile: (404) 249-5948

          If to DukeNet:

                         DukeNet Communications, Inc.
                         422 South Church Street, PB03R
                         Charlotte, North Carolina 28242
                         Attention: M. H. Smith, Jr., President
                         Facsimile: (704) 382-8137

          with a copy to:

                         Robinson, Bradshaw & Hinson, P.A.
                         101 North Tryon Street, Suite 1900
                         Charlotte, North Carolina 28246
                         Attention: Peter C. Buck, Esq.
                         Facsimile: (704) 378-4000

          If to Caronet:

                         Caronet, Inc.
                         411 Fayetteville Street Mall
                         Raleigh, North Carolina 27602
                         Attention: Peter M. Scott, III
                         Facsimile: (919) 546-3805

          with a copy to:

                         Smith Helms Mulliss & Moore, L.L.P.
                         201 North Tryon Street
                         P.O. Box 31247
                         Charlotte, North Carolina 28231
                         Facsimile: 704-334-8467
                         Attention: John B. Yorke, Esq.

or to such other address as hereafter shall be furnished by any of the parties hereto to the other parties hereto.

     9.4  Dispute Resolution.  Subject to Section 8.5(c), each of the parties
          ------------------
agrees that at least thirty (30) days' prior to asserting any claim arising out of or related to this Agreement against any other party hereunder, a party to this Agreement shall first give the other parties written notice of the dispute. During such thirty (30) day period, the parties shall negotiate in good faith toward a resolution of such dispute and subject to the expiration (or early termination by agreement of all the parties to the dispute) of such thirty (30) day period, any and all disputes related to, arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement shall be solely and finally settled, subject to the last sentence hereof, in the manner provided for in Sections 15.12 and 15.13 of the Partnership Agreement. Such Sections 15.12 and 15.13 are incorporated herein by reference, mutatis mutandis. Each of the parties agrees to voluntarily submit to
           ----------------
such arbitration.

     9.5  Further Assurances.  Each of the parties hereto will use commercially
          ------------------
reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the parties, that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties will use their respective commercially reasonable efforts to cure or minimize the same as expeditiously as possible. In connection with the foregoing, each party agrees to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

     9.6  Waiver.  The rights and remedies of the parties to this Agreement are
          ------
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     9.7  Entire Agreement and Modification.  This Agreement supersedes all
          ---------------------------------
prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement, and all annexes hereto, may not be amended except by a written agreement executed by each of the parties hereto.

     9.8  Assignments, Successors and No Third-Party Rights.  No party may
          -------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld; provided, however, that any party may assign any of its rights under this Agreement to any Affiliate of such party, or Newco, in the case of BellSouth PCS. No such assignment will release the assigning party from its obligations hereunder except to the extent specifically agreed by all other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person (other than the parties to this Agreement and, with respect to Article III of this Agreement, the Rural Telcos), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     9.9  Severability.  If any provision of this Agreement is held invalid or
          ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     9.10 Section Headings, Construction.  The headings of Sections in this
          ------------------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.11 Time of Essence.  With regard to all dates and time periods set forth
          ---------------
or referred to in this Agreement, time is of the essence.

     9.12 Governing Law.  This Agreement will be governed by the laws of the
          -------------
State of Delaware without regard to conflicts of laws principles.

     9.13 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     9.14 Survival.  All representations, warranties and covenants of any party
          --------
contained herein and in the certificates delivered pursuant to this Agreement shall remain operative and in full force and effect and shall survive the consummation of the transactions contemplated hereby.


              [The remainder of this page is blank intentionally;
                    The signature page immediately follows]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above by the undersigned authorized representatives of the parties hereto.


                                   BELLSOUTH CORPORATION


                                   By:    /s/ Keith O. Cowan
                                         ---------------------------------------
                                   Name: Keith O. Cowan
                                   Title: Vice President - Corporate Development


                                   BELLSOUTH PERSONAL COMMUNICATIONS, INC.


                                   By:    /s/ Thomas M. Meiss
                                         ---------------------------------------
                                   Name: Thomas M.  Meiss
                                   Title: Vice President

                                   BELLSOUTH CAROLINAS PCS, L.P.
                                        By:  BellSouth Personal Communications,
                                        Inc., its General Partner


                                   By:    /s/ Thomas M. Meiss
                                         ---------------------------------------
                                   Name: Thomas M. Meiss
                                   Title: Vice President

                                   DUKENET COMMUNICATIONS, INC.


                                   By:    /s/ Robert S. Lilien
                                         ---------------------------------------
                                   Name: Robert S. Lilien
                                   Title: Chairman

                                   CARONET, INC.


                                   By:    /s/ Peter M. Scott, III
                                         ---------------------------------------
                                   Name: Peter M. Scott, III
                                   Title: President

                                                                         Annex 1

                          AGREEMENT AND PLAN OF MERGER

                                    between

                         BELLSOUTH CAROLINAS PCS, L.P.,
                         a Delaware Limited Partnership

                                      and

                    BELLSOUTH PERSONAL COMMUNICATIONS, INC.,
                             a Delaware Corporation


     AGREEMENT AND PLAN OF MERGER, made and entered into as of September __, 2000, by and between BellSouth Carolinas PCS, L.P., a Delaware limited partnership (the "Partnership"), and BellSouth Personal Communications, Inc., a Delaware corporation ("BSPCI"), as approved by a written consent executed by BSPCI, as the General Partner of the Partnership, Executive Committee and the Limited Partners holding a majority of the limited partnership interests of the Partnership and by resolutions adopted by the Board of Directors of BSPCI.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Partnership was formed on December 9, 1994 under the Delaware Revised Uniform Limited Partnership Act pursuant to the Limited Partnership Agreement dated as of December 8, 1994 (the "Partnership Agreement"; capitalized terms used herein and not otherwise defined herein being used or defined in the Partnership Agreement); and,

     WHEREAS, BSPCI was incorporated under the Delaware General Corporation Law and BSPCI is the General Partner of the Partnership; and,

     WHEREAS, the Board of Directors of BSPCI and the Executive Committee of the Partnership, the General Partner and Limited Partners holding a majority of the interest of the Partnership deem it advisable and to the advantage, welfare, and best interests of the respective entities and their respective equity holders that the Partnership merge with and into BSPCI pursuant to the provisions of the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, upon the terms and conditions hereinafter set forth; and,

     WHEREAS, BSPCI shall be the surviving entity in the merger, and upon such merger the Partnership 's existence shall cease in accordance with the provisions of the

Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the parties hereto, being thereunto duly approved by resolutions adopted by the Board of Directors of BSPCI and by approval of the Executive Committee of the Partnership, and the written consent executed by the General Partner and Limited Partners holding a majority of the limited partnership interests of the Partnership pursuant to the provisions of the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, the Agreement and Plan of Merger (the "Agreement and Plan") and the terms and conditions thereof, the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, which are hereby determined and agreed upon for submission to the sole shareholder of BSPCI, are set forth below:



                                PLAN OF MERGER
                                --------------

     1. The names of the entities proposing to merge pursuant to this Agreement and Plan are BellSouth Carolinas PCS, L.P., a Delaware limited partnership, and BellSouth Personal Communications, Inc., a Delaware corporation ("Surviving Company"). The Surviving Company shall be BSPCI which shall, at the effective time of the merger, continue to be known as "BellSouth Personal Communications, Inc."

     2. The terms and conditions of the proposed merger and the mode of carrying it into effect are as follows:

          (a) the Partnership shall merge with and into BSPCI which shall thereupon be a single company, and that company, the Surviving Company, shall be BSPCI.

          (b) The separate existence of the Partnership shall cease.

          (c) The Surviving Company shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Delaware General Corporation Law.

          (d) The Surviving Company shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of the Partnership and BSPCI. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares or partnership interests, all other choses in action and all and every other interest of or belonging to or due the Partnership and BSPCI shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Partnership and BSPCI shall not revert or be in any way impaired by reason of such merger.

          (e) The Surviving Company shall thenceforth be responsible and liable for all the liabilities and obligations of the Partnership and BSPCI and any claim existing or action or proceeding pending by or against the Partnership and BSPCI may be prosecuted as if the merger had not taken place or the Surviving Company may be substituted in its place. Neither the right of creditors nor any liens upon the property of the Partnership or BSPCI shall be impaired by such merger.

          (f) Without limiting the foregoing, upon the consummation of the merger, the obligations of the Partnership assumed by BSPCI, as the Surviving Company, include those under the Joint Operating Agreement dated as of July 1, 1999 (the "JOA") among the Partnership, BSPCI and the Rural Telcos listed therein. The JOA will continue in effect, as will the Rural Telcos' partitioning, deep discount resale, or spectrum disaggregation rights (as applicable), in accordance with the respective elections the Rural Telcos have made (if any), except that the JOA will be amended pursuant to a written agreement to be entered into by the Surviving Company and the Rural Telcos to reflect the absence of the Partnership Agreement and an Executive Committee.

     3. The present Certificate of Incorporation of BSPCI shall constitute the Certificate of Incorporation of said Surviving Company and said Certificate of Incorporation shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the Delaware General Corporation Law.

     4. The present By-laws of BSPCI shall be the By-laws of said Surviving Company and shall continue in full force and effect until altered or amended as therein provided and in the manner prescribed by the Delaware General Corporation Law.

     5. The directors of BSPCI immediately prior to the Merger Effective Time (defined below) shall be the directors of the Surviving Company.

     6. The officers of BSPCI immediately prior to the Merger Effective Time shall be the officers of the Surviving Company.

     7. At the Merger Effective Time (defined below), all of the partnership interests in the Partnership held by BSPCI (or its legal successor), shall be cancelled without further consideration. At the Merger Effective Time (defined below), all of the issued and outstanding partnership interests in the Partnership held by any person or entity other than BSPCI shall be converted into and become the right to receive, cash in an amount equal to the product obtained by multiplying (i) $2 billion by (ii) the Equity Interest held by such person or entity at the Merger Effective Time (the "Merger Consideration"), without interest thereon, payable by wire transfer in immediately available funds by the Surviving Corporation to the holder of such partnership interest. After the Merger Effective Time (defined below), each holder of a limited partnership interest in the Partnership that was converted into the right to receive the Merger Consideration pursuant to this Agreement will be deemed to have withdrawn as a limited partner and will have no further interest in the Partnership or the Surviving Corporation, other than the right to receive the Merger Consideration.

  8. At the Merger Effective Time (defined below), all shares of BSPCI issued and outstanding immediately prior to such effective time, shall be converted, without further action, into the same number of shares of common stock, par value $.01 per share, in the Surviving Company.

     9. The holders of interests in the Partnership will not be entitled to any appraisal rights as a result of or in connection with the merger.

     10. The Agreement and Plan herein made and entered into has been approved by a majority of the Limited Partners of the Partnership in the manner prescribed by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement.

     [11. In the event that this Agreement and Plan shall have been adopted by the sole shareholder of BSPCI in accordance with the provisions of the Delaware General Corporation Law,] the Partnership and BSPCI agree that they shall cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of Delaware and that they shall cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger, including the filing of a certificate of merger substantially in the form of Schedule 1 hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware.

     12. The merger shall be effective at such time as is specified in the Certificate of Merger (the "Merger Effective Time").

     13. The Board of Directors and proper officers of BSPCI and the proper officers of BSPCI, as the General Partner of the Partnership are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan or of the merger herein provided for.

     14. This Agreement and Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties to this Agreement and Plan, pursuant to the approval and authority duly given by resolutions adopted by the Executive Committee of the Partnership and a written consent duly executed by the General Partner and a majority of the Limited Partners of the Partnership, and by resolutions adopted by the Board of Directors of BSPCI, have caused these presents to be executed on behalf of the Partnership by the proper officers of BSPCI, as the General Partner of the Partnership, and on behalf of BSPCI by the proper officers of BSPCI, as the respective act, deed and agreement of each said entity, as of September __, 2000.

                           BELLSOUTH CAROLINAS PCS, L.P.,



                         By:  BELLSOUTH PERSONAL

                         COMMUNICATIONS, INC., its General Partner


                         By: __________________________________________________
Attest:                      Name: ____________________________________________
                             Title: ___________________________________________

__________________________________
__________________, Assistant Secretary

[Corporate Seal]

                         BELLSOUTH PERSONAL
                         COMMUNICATIONS, INC.


                         By: __________________________________________________
Attest:                      Name: ____________________________________________
                             Title: ___________________________________________

__________________________________
__________________, Assistant Secretary

     [Corporate Seal]

                                                           Schedule 1 to Annex 1

                             CERTIFICATE OF MERGER

                                      OF

                         BELLSOUTH CAROLINAS PCS, L.P.

                                 with and into

                    BELLSOUTH PERSONAL COMMUNICATIONS, INC.

               (Under Section 263 of the General Corporation Law of the State of Delaware and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act)

     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, 8 Del.C. (S)101, et seq.
                                                        ------         -- ---
(the "GCL"),

     DOES HEREBY CERTIFY:

     FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:


                                                    Jurisdiction of
        Name                                  Formation or Organization
        ----                                  -------------------------

BellSouth Carolinas PCS, L.P.                         Delaware

BellSouth Personal Communications, Inc.               Delaware


     SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 263(c) of the GCL, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. (S) 17-101 et seq., [and, with
                                           ------            -- ---
respect to BellSouth Personal Communications, Inc., Section 228 of the GCL.]

     THIRD: The name of the surviving Delaware corporation is BellSouth Personal Communications, Inc.

     FOURTH: The certificate of incorporation of BellSouth Personal Communications, Inc. immediately prior to the merger shall be the certificate of incorporation of the surviving corporation.

     FIFTH: The merger of BellSouth Carolinas PCS, L.P. into BellSouth Personal Communication, Inc. shall be effective [upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.] [or] [on _____________ ___, 2000, at ______ o'clock __.m. eastern daylight time]

     SIXTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is [1155 Peachtree Street, NE, Suite 1800, Atlanta, Georgia 30309.]

     SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any partner of BellSouth Carolinas PCS, L.P., and to any person holding an interest in BellSouth Personal Communications, Inc.

     IN WITNESS WHEREOF, BellSouth Personal Communications, Inc. has caused this Certificate of Merger to be executed as of the ___ day of ______, 2000.

                              BELLSOUTH PERSONAL
                              COMMUNICATIONS, INC.


                              By:  _____________________
                                   Name:
                                   Title:


Attest:


By:  _______________
     Name:
     Title:

[Corporate Seal]

                                                                         Annex 2

                                   Equity Interests/1/
                                   ================

DukeNet                                  20.0000%
Caronet                                  10.0000%
Cook Inlet PCS Inc.                       4.2353
Atlantic Telephone                        0.2319
Bluffton Telephone                        0.0719
Chesnee Telephone                         0.0791
Chester Telephone                         0.1589
Citizens Telephone                        0.0882
Concord Telephone                         1.9595
Farmers Telephone                         1.0166
Fort Mill Telephone                       0.1390
Hargray Telephone                         0.2159
Hart Telephone                            0.0667
Heath Springs Telephone                   0.0076
Home Telephone                            0.6533
Horry Telephone                           0.9121
Lancaster Telephone                       0.2223
Lexcom Telephone                          0.3906
Lockhart Telephone                        0.0040
North State Telephone                     0.9832
Palmetto Rural Telephone                  0.1169
Piedmont Rural Telephone                  0.2099
Piedmont Telephone                        0.0240
Pond Branch Telephone                     0.1507
Ridgeway Telephone                        0.0684
Rock Hill Telephone                       0.7308
Sandhill Telephone                        0.1368
Skyline Telephone                         0.2541
Star Wireless                             0.3652
Surry Telephone                           0.3006
Tri-County Telephone                      0.0247
West Carolina Rural Telephone             0.1267
Yadkin Valley Telephone                   0.2904

_______________________________
/1/ The General Partner, BellSouth PCS, owns 55.7647%.

                                    ANNEX 3

                                 MUTUAL RELEASE
                                 --------------

     This MUTUAL RELEASE (the "Agreement") is made and entered into by and between DukeNet Communications, Inc. ("DukeNet"), Caronet, Inc. ("Caronet"), BellSouth Corporation ("BSC"), and BellSouth Personal Communications, Inc. ("BSPCI") (collectively the "Parties").

                                   WITNESSETH

     WHEREAS, on July 27, 2000, DukeNet filed a lawsuit ("the "Court Action") against BSC and BSPCI in the Superior Court of Mecklenburg County, North Carolina. The Court Action was filed as Civil Action No. 00-CVS-11053 in the Superior Court. The Court Action was removed to the United States District Court for the Western District of North Carolina and is filed in the District Court as Civil Action No. 3:00 CV 384 MU. In the Court Action, DukeNet has requested a preliminary injunction that would prohibit BSC from causing or allowing BSPCI or its successors to be contributed to, participate in, or be a party to the proposed nationwide cellular joint venture with SBC Communications Inc. ("Newco");

     WHEREAS, on July 27, 2000, DukeNet also filed a Notice of Arbitration against BSPCI before the Center for Public Resources (the "Arbitration"). In the Arbitration, DukeNet sought damages and other relief in connection with creation of Newco; and

     WHEREAS, DukeNet, Caronet, BSC and BSPCI desire to settle fully and finally certain differences between them including those differences embodied in the Court Action and the Arbitration;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. DukeNet will immediately prepare a consent order of dismissal with prejudice of the Court Action and a stipulation of dismissal with prejudice of the Arbitration, which will be promptly executed by DukeNet, BSC and BSPCI. DukeNet and BSC and BSPCI will take prompt steps to have the aforementioned consent order signed and entered by the Judge before whom the Court Action is then pending (pursuant to the procedures and provisions of Section 8.2 of the Agreement to Settle and Merger Plan) and to have the aforementioned stipulation filed with the Center for Public Resources.

     2. (a) For and in consideration of BSC and BSPCI's execution of that certain Agreement to Settle and Merger Plan and their release of certain claims and rights as described in Paragraph 2(b) below, the receipt and sufficiency of which are hereby acknowledged, DukeNet and Caronet, duly authorized, do for themselves and for their successors and assigns and remise, release and forever discharge BSC and BSPCI, their parent and subsidiary corporations, divisions and affiliated companies, the officers, directors, agents, servants, employees and attorneys thereof, and all successors and assigns from any and all claims, rights, causes of action, demands, actions, suits, damages, losses and expenses of whatever kind or nature, whether known or unknown, arising out of or by reason of (1) BSPCI's and BSC's duties, or alleged breach of duties, if any, to BellSouth Carolinas PCS, L.P. or any of its limited partners that arise out of BSPCI's position or status as the General Partner of BellSouth Carolinas PCS, L.P, (2) BSPCI's alleged breach of that certain BellSouth Carolinas PCS, L.P Limited Partnership Agreement made and entered into as of the 8th day of

December, 1994, and (3) any change in control of BSPCI. This release includes, but is not limited to, a release of all claims asserted in the Court Action or the Arbitration.

          (b) For and in consideration of DukeNet and Caronet's execution of that certain Agreement to Settle and Merger Plan and their release of certain claims and rights as described in Paragraph 2(a) above, the receipt and sufficiency of which are hereby acknowledged, BSC and BSPCI, duly authorized, do for themselves and for their successors and assigns and remise, release and forever discharge DukeNet and Caronet, their parent and subsidiary corporations, divisions and affiliated companies, the officers, directors, agents, servants, employees and attorneys thereof, and all successors and assigns from any and all claims, rights, causes of action, demands, actions, suits, damages, losses and expenses of whatever kind or nature, whether known or unknown, arising from or relating to DukeNet's filing of the Court Action or the Arbitration.

          (c) The Parties acknowledge that DukeNet, Caronet, BSPCI and BellSouth Carolinas PCS, L.P. have a number of other contractual and business relationships that the foregoing releases are not meant to, and shall not, affect, including, but not limited to, certain contracts and relationships relating to provision of wireless telephone service, provision of electrical power, provision of fiber optic capacity, real estate leases, and tower space leases for transmitters.

     3. DukeNet, Caronet, BSC and BSPCI will not hereafter file or pursue any suit, claim, derivative action, grievance, charge, complaint, arbitration, or other proceeding about anything remised, released or forever discharged in Paragraph 2 above.

     4. Nothing in this Mutual Release is intended or shall be construed to bar any action to enforce this Agreement or that certain Agreement to Settle and Merger Plan.

     5. (a) DukeNet and Caronet represent and warrant that no person or entity other than themselves are entitled to assert any of their individual claims, and that no claim released herein has been assigned or transferred to any person or entity, and DukeNet and Caronet hereby agree to indemnify and hold harmless BSC and BSPCI, their parent and subsidiary corporations, divisions and affiliated companies, the officers, directors, agents, servants, employees and attorneys thereof, and all successors and assigns from and against any liability or expenses resulting from any such claim's having been assigned or transferred.

          (b) BSC and BSPCI represent and warrant that no person or entity other than themselves are entitled to assert any of their individual claims, and that no such claim released herein has been assigned or transferred to any person or entity, and BSC and BSPCI hereby agree to indemnify and hold harmless DukeNet and Caronet, their parent and subsidiary corporations, divisions and affiliated companies, the officers, directors, agents, servants, employees and attorneys thereof, and all successors and assigns from and against any liability or expenses resulting from any such claim's having been assigned or transferred.

     6. In the event that DukeNet, Caronet, BSC or BSPCI breaches this Mutual Release and enforcement of the Mutual Release or recovery of damages for breach hereof is obtained by law or legal proceeding, including but not limited to arbitration, through an attorney at law, all costs of enforcement or recovery, including reasonable attorneys' fees, shall be paid by the breaching party to the non-breaching party that obtained enforcement of the Agreement or recovered damages from its breach.

     7. (a) DukeNet and Caronet acknowledge that BSC and BSPCI contend that their conduct has been lawful at all times and has not violated any contract, law, duty, obligation, or regulation.

          (b) BSC and BSPCI acknowledge that DukeNet and Caronet contend that their conduct has been lawful at all times and has not violated any contract, law, duty, obligation, or regulation.

     8. This Mutual Release was negotiated and delivered within the State of Georgia and is intended to be construed in accordance with the laws of the State of Georgia. The consideration recited herein is given in compromise of disputed claims and does not constitute admission of liability by any party. DukeNet, Caronet, BSC and BSPCI each affirm that the only consideration for the execution of their releases is the receipt of the consideration stated in Paragraph 2 above, and that no other promise or thing of value of any kind has been made or offered to it by any person or entity whatsoever to cause it to execute this Mutual Release.

     9. This Agreement is and shall be deemed jointly drafted and written by all Parties to it and shall not be construed or interpreted against any party as having originated or prepared it.

     10. This Mutual Release and that certain Agreement to Settle and Merger Plan, and the other attachments to the Agreement to Settle and Merger Plan constitute the entire agreement between the Parties pertaining to settlements or releases and supersede any prior settlement or release discussions, promises, representations, agreements or understandings, and there are no settlement or release promises, representations, agreements or understandings between the Parties other than as set forth in this Mutual Release and that certain Agreement to Settle and Merger Plan, and the other attachments to the Agreement to Settle and Merger Plan.

     11. No person is, or will be, authorized by any party orally to modify, terminate or waive any provision of the Mutual Release, or orally to make any additional or other agreement related to the Mutual Release or its subject
matter.   Any discussions or conversations pertaining to such modification, termination, waiver or the addition of another agreement are to be considered preliminary and non-binding. If any such modification, termination, waiver or additional agreement is in the future authorized by, or to be binding on, a party hereto, it will be set forth in a writing signed by a representative of each party.

     12. DukeNet, Caronet, BSC, and BSPCI represent and agree that they are executing this Mutual Release as their own free acts. DukeNet, Caronet, BSC, and BSPCI represent and agree that they have carefully read this Mutual Release and have had the opportunity to seek, and have sought, from lawyers such advice as they deem appropriate with respect to signing this Mutual Release or the meaning of it. DukeNet, Caronet, BSC and BSPCI have undertaken such independent investigation and evaluation as they deem appropriate and are entering this Mutual Release in reliance on that and not in reliance on any advice, disclosure, representation or information provided by, or expected from, any other party or party's lawyers. DukeNet, Caronet, BSC, and BSPCI represent and agree that this is an agreement of settlement and compromise, made in recognition that the Parties may have different or incorrect understandings, information and contentions, as to facts and law, and with each party compromising and settling any potential correctness or incorrectness of its understandings, information and contentions as to the facts and law, so that no misunderstanding or misinformation and no claim of fraudulent inducement shall be a ground for rescission of this Mutual Release.

     13. The undersigned, by their execution of this Mutual Release, represent that they are duly authorized to enter into the Mutual Release on behalf of DukeNet, Caronet, BSC and BSPCI, respectively, and that their signatures to the Mutual Release bind their respective principals to the terms of the Mutual Release.

     IN WITNESS WHEREOF, the Parties hereunto have executed this Mutual Release.

                                    DUKENET COMMUNICATIONS, INC.


                                    By:______________________________________
                                      Name:__________________________________
                                      Title:_________________________________


                                    CARONET, INC.


                                    By:______________________________________
                                      Name:__________________________________
                                      Title:_________________________________


                                    BELLSOUTH CORPORATION


                                    By:______________________________________
                                      Name:__________________________________
                                      Title:_________________________________


                                    BELLSOUTH PERSONAL COMMUNICATIONS, INC.

                                    By:______________________________________
                                      Name:__________________________________
                                      Title:_________________________________

                                                                         Annex 4
                              DEFENSE UNDERTAKING
                              -------------------

     The undersigned DukeNet, Caronet, or DukeNet and Caronet jointly and severally (the "Defending Group"), for themselves, their successors, and assigns, hereby undertake, covenant, and agree with and for the benefit of the Indemnitees (as defined herein) as follows:

     1. The Defending Group will indemnify BellSouth Personal Communications, Inc., BellSouth Corporation, all Affiliates of BellSouth Corporation (as defined in that certain Agreement to Settle and Merger Plan dated as of September 11, 2000 (the "Settlement Agreement") between BellSouth Personal Communications, Inc., BellSouth Corporation, DukeNet Communications, Inc., and Caronet, Inc.), Newco, SBC Communications Inc., their respective successors, assigns and transferees, and the respective directors, officers, employees, advisors and agents of each of them (each an "Indemnitee") and indemnify and hold harmless each Indemnitee from and against any and all attorneys' fees and expenses arising out of or relating to the investigation and defense of the Challenging Litigation. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings set forth in the Settlement Agreement.

     2. Upon execution and delivery of this undertaking to BellSouth Personal Communications, Inc. and to BellSouth Corporation, to the notice addresses provided in the Settlement Agreement, the Defending Group shall immediately and diligently defend against the Challenging Litigation on behalf of the Indemnitees at the Defending Group's sole cost and expense, using counsel reasonably acceptable to the Indemnitees; provided, however, that if the
                                          --------  -------
Defending Group shall fail or refuse to conduct such defense, or, if any one or more members of the Defending Group are also named defendants in the Challenging Litigation and any Indemnitee has reasonably concluded, on the basis of advice from counsel, that it may have defenses available to it that are different from or in addition to those available to the Defending Group, or that its interests in the Challenging Litigation are adverse to the interests of one or more members of the Defending Group, then such Indemnitee may defend against the Challenging Litigation at the Defending Group's expense through counsel reasonably acceptable to the Defending Group. In the event that any Indemnitee is defending itself in the Challenging Litigation as provided herein, then (i) any such member of the Defending Group and any such Indemnitee, as applicable, may participate at its own expense in the defense of the Challenging Litigation being defended against by the other, and (ii) such members of the Defending Group and such Indemnitees shall cooperate with each other in the conduct of the Challenging Litigation; provided, however, that neither the Defending Group nor
                        --------  -------
such defending Indemnitees will settle or otherwise dispose of the Challenging Litigation without the approval of the other, such approval not to be unreasonably withheld.

     3. The Indemnitees will cooperate with the Defending Group, and will cause their Affiliates, officers, directors, and employees to cooperate with the Defending Group in the investigation and the defense of the Challenging Litigation. Such cooperation will include, without limitation, the following:
(i) furnishing to the Defending Group such documents and papers and other information as the Defending Group may request, subject to such reasonable restrictions as may be necessary to protect the confidentiality or privilege of or with respect to any such documents, papers, or information; (ii) making employees, consultants, and other personnel available to consult with the Defending Group, to submit affidavits as to factual matters within the knowledge of such persons, and to act as witnesses in any deposition or proceeding in or connected with the Challenging Litigation; and (iii) joining in such motions, petitions, and other pleadings in the Challenging Litigation as the Defending Group may reasonably request.

     4. Nothing in this Defense Undertaking constitutes an agreement or undertaking on the part of the Defending Group or any member of the Defending Group to indemnify any Indemnitee, or to hold any Indemnitee harmless from or against, any damages or liability incurred by such Indemnitee or imposed on such Indemnitee by, in, or in connection with the Challenging Litigation, or for the cost of any compromise or settlement entered into by any Indemnitee of or in respect of the Challenging Litigation, other than the cost and expense of conducting an investigation and defense of the Challenging Litigation as specifically provided in paragraph 1 above. Notwithstanding the foregoing, the Defending Group may enter into any settlement or compromise of the Challenging Litigation; provided, however, that such settlement or compromise must be
            --------  -------
approved by each Indemnitee that is a defendant in the Challenging Litigation, which approval will not be unreasonably withheld; and provided, further, that
                                                      --------  -------
the Defending Group may enter into a settlement or compromise of the Challenging Litigation without the approval of the Indemnitees if and only if such settlement or compromise: (i) includes a dismissal with prejudice of the Challenging Litigation; (ii) requires no payment of monetary damages by any Indemnitee other than monetary damages as to which the Defending Group has assumed full liability or otherwise agreed to indemnify the Indemnitees in full with respect to such monetary damages; and (iii) provides for no relief other than (x) the payment of monetary damages assumed or indemnified against pursuant to clause (ii) and (y) a release of any claims in respect of or in connection with the Challenging Litigation against the plaintiffs or claimants in the Challenging Litigation and their Affiliates (as defined in the Settlement Agreement).

     5. For so long as this Defense Undertaking is in effect and the Defending Group is performing its obligation to defend hereunder, no Indemnitee may enter into a settlement or compromise of the Challenging Litigation without the approval of the Defending Group, which approval will not be unreasonably withheld. Notwithstanding the foregoing, all, but not less than all, of the Indemnitees may enter into any settlement or compromise of the Challenging Litigation without the approval of the Defending Group if, but only if, such settlement or compromise permits consummation of the Merger in accordance with the terms and conditions of the Settlement Agreement and consummation of the Merger is a condition precedent to effectiveness of such settlement or compromise.

     6. This Defense Undertaking will terminate on the earlier of (a) Anniversary Date or (b) the date upon which the Defending Group notifies the Indemnitees in writing that all members of the Defending Group are terminating this Defense Undertaking.

From and after the termination of this undertaking, the Defending Group will have no further liability or obligation hereunder or with respect to the Challenging Litigation. If both DukeNet and Caronet are members of the Defending Group, then either DukeNet or Caronet may withdraw as a member of the Defending Group, and terminate its obligations hereunder, by written notice to the Indemnitees and the other member of the Defending Group. In the event of a withdrawal by one member of the Defending Group, this Defense Undertaking will remain in full force and effect with respect to the other member unless and until such other member gives notice of termination or this undertaking expires in accordance with the first sentence of this paragraph 6.

     IN WITNESS WHEREOF, the Defending Group has executed this Defense Undertaking and each undersigned member of the Defending Group confirms its agreements and obligations hereunder, this __ day of _____, 2000.

                                                                         Annex 5

                         FULL INDEMNIFICATION AGREEMENT
                         ------------------------------

          Pursuant to the Agreement to Settle and Merger Plan dated September 11, 2000 (the "Settlement Agreement") among DukeNet Communications, Inc. Caronet, Inc., BellSouth Personal Communications, Inc. ("BellSouth PCS"), BellSouth Corporation ("BellSouth") and BellSouth Carolinas PCS, L.P., the undersigned DukeNet, Caronet, or DukeNet and Caronet jointly and severally (the "Defending Group"), for themselves, their successors, and assigns, hereby undertake, covenant, and agree with and for the benefit of the Indemnified Parties (as defined herein) as follows:

     (a) The members of the Defending Group, jointly and severally, agree to indemnify and hold harmless BellSouth, BellSouth PCS, Newco, SBC Communications Inc. their respective Affiliates and their respective directors, officers, employees, advisors and agents (collectively, the "Indemnified Parties") from
                                                   -------------------
and against any and all claims, actions, suits, proceedings, damages, losses, liabilities, costs, fees and expenses (including without limitation reasonable attorneys' fees, court costs and the cost of any bonds required for the appeal of any such action, suit or proceeding) that arise out of or in connection with any Challenging Litigation, including without limitation in investigating, preparing for, or defending against any Challenging Litigation.

     (b) Each Indemnified Party shall give notice as promptly as reasonably practicable to the Defending Group of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Defending Group shall not relieve the Defending Group from any liability hereunder to the extent they are not materially prejudiced as a result thereof. The Defending Group shall immediately and diligently defend against the Challenging Litigation on behalf of the Indemnified Parties at the Defending Group's sole cost and expense using counsel of the Defending Group's choice to represent the Indemnified Parties in any action for which indemnification is sought (in which case the Defending Group shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or parties except as set forth below); provided, however, that such
                                             --------  -------
counsel shall be reasonably satisfactory to the Indemnified Parties. Notwithstanding the Defending Group's election to appoint counsel to represent the Indemnified Parties in an action, suit or proceeding, the Indemnified Parties shall have the right to employ separate counsel (including local counsel), and the Defending Group shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the Defending Group to represent the Indemnified Parties would present such counsel with a conflict of interest in the reasonable judgment of the Indemnified Parties, (ii) the defendants in any such action include any of the Indemnified Parties and any member of the Defending Group, and an Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Defending Group, (iii) the Defending Group shall not have employed counsel reasonably satisfactory to the Indemnified Parties to represent the Indemnified Parties within a reasonable time after notice of the institution of such action or (iv) the Defending Group shall have authorized an Indemnified Party to employ separate counsel at the expense of the Defending Group.

     (c) Neither the Defending Group nor the Indemnified Parties shall settle any Challenging Litigation without the consent of the other, which consent shall not be unreasonably withheld or delayed. The Defending Group and Indemnified Parties shall cooperate with each other in the defense of any Challenging Litigation, consistent with the terms hereof.

     The indemnification obligations set for the herein are irrevocable by the members of the Defending Group and shall be terminated only with the prior written consent of BellSouth PCS and BellSouth, which consent may be withheld by either of them in its sole discretion.

     IN WITNESS WHEREOF, the Defending Group has executed this Indemnification Agreement and each undersigned member of the Defending Group confirms its agreements and obligations hereunder, this ___ day of ______, 200_.

                                                                         Annex 6

                    ASSIGNMENT OF EQUITY AND VOTING INTEREST

     The undersigned, being an Exercising Limited Partner (as such term, and all other capitalized terms used herein and not defined, is defined in the Settlement Agreement, dated as of September 11, 2000, among DukeNet Communications, Inc., Caronet, Inc., BellSouth Personal Communications, Inc., BellSouth Corporation and BellSouth Carolinas PCS, L.P. (the "Settlement Agreement")) hereby assigns and transfers to the Transferee whose name is set forth below, all of its Equity Interests and Voting Interests in the Partnership (the "Transferred Equity Interests") pursuant to the terms and conditions of the Settlement Agreement and in accordance with the Partnership Agreement.

     In so executing this Assignment, the Transferee hereby agrees to assume and be bound by all of the duties and obligations of the Exercising Limited Partner relating to the Transferred Equity Interests under the Partnership Agreement and arising after the date hereof. In addition, the Transferee covenants and agrees to execute any further documents and instruments as may be reasonably required by the General Partner or the Partnership in order to comply with the transfer requirements under Article 10, or elsewhere, in the Partnership Agreement.

IN WITNESS WHEREOF, each of parties has caused to be executed under seal by its duly authorized corporate officer as of the date first above written.

Dated:___________________________

                              [NAME OF EXERCISING LIMITED PARTNER],
                              as Exercising Limited Partner

                              By: _______________________________

                              Title: ____________________________


                              [NAME OF TRANSFEREE],
                              as Transferee


                              By: _______________________________

                              Title: ____________________________

                                                                         Annex 7
                              FORM OF STAY ORDER

                      IN THE UNITED STATES DISTRICT COURT
                  FOR THE WESTERN DISTRICT OF NORTH CAROLINA
                        Civil Action No. 3:00 CV 384 MU

DUKENET COMMUNICATIONS, INC, Individually and     )
derivatively as a limited partner on behalf       )
of BELLSOUTH CAROLINAS PCS, L.P.,                 )
                                                  )
       Plaintiff,                                 )
                                                  )
vs.                                               )
                                                  )
BELLSOUTH CORPORATION and BELLSOUTH PERSONAL      )
COMMUNICATIONS, INC.,                             )
                                                  )
       Defendants,                                )
                                                  )
and                                               )
                                                  )
BELLSOUTH CAROLINAS PCS, L.P.,                    )
                                                  )
       Nominal Defendant and                      )
       Beneficially Interested Party              )
                                                  )
                                                  )
                                                  )
                                                  )
                                                  )

                       CONSENT ORDER TO STAY PROCEEDINGS
                       ---------------------------------

     It is hereby stipulated that, with the exception of proceedings relating to the motion of plaintiff to remand this action to the Mecklenberg County Superior Court, all proceedings in this action are hereby stayed pending further order of this Court.

     This ______ day of _________, 2000.

                                  ______________________________________________
                                  United States District Court Judge

Consented to:

_____________________________________
ROBERT W. FULLER
Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, NC  28246

Counsel for DukeNet Communications, Inc.



_____________________________________
MATTHEW H. PATTON
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA  30309-4530

Counsel for BellSouth Corporation and
BellSouth Personal Communications, Inc.

                                                                         Annex 8
                           FORM OF STAY STIPULATION

                    BEFORE THE CENTER FOR PUBLIC RESOURCES
                        No. __________________________

DUKENET COMMUNICATIONS, INC, Individually and     )
derivatively as a limited partner on behalf       )
of BELLSOUTH CAROLINAS PCS, L.P.,                 )
                                                  )
Claimant,                                         )
                                                  )
vs.                                               )
                                                  )
BELLSOUTH CORPORATION and BELLSOUTH PERSONAL      )
COMMUNICATIONS, INC.,                             )
                                                  )
Respondents,                                      )
                                                  )
and                                               )
                                                  )
BELLSOUTH CAROLINAS PCS, L.P.,                    )
                                                  )
Nominal Respondent                                )
                                                  )
                                                  )
                                                  )
                                                  )




                        STIPULATION TO STAY PROCEEDINGS
                        --------------------------------

     It is hereby stipulated that all proceedings and deadlines in this arbitration be stayed until further order of the Center for Public Resources or its duly selected arbitration panel.

Consented to:

_____________________________________________                    ___________________________________________
ROBERT W. FULLER                                                 MATTHEW H. PATTON
Robinson, Bradshaw & Hinson, P.A.                                Kilpatrick Stockton LLP
101 N. Tryon Street, Suite 1900                                  1100 Peachtree Street, Suite 2800
Charlotte, NC  28246                                             Atlanta, GA  30309-4530

Counsel for DukeNet Communications, Inc.                         Counsel for BellSouth Corporation and
                                                                 BellSouth Personal Communications, Inc.

                                       2